Exhibit 3.9

ARTICLES OF INCORPORATION FOR A STOCK CORPORATION

FIRST: The undersigned Robert W. Zentz whose address is 1001 Fleet Street, Baltimore, MD 21202 being at least eighteen years of age, do(es) hereby form a corporation under the laws of the State of Maryland.

SECOND:  The name of the corporation is Wall Street International Holding-US I, INC.

THIRD:  The purposes for which the corporation is formed are as follows: to provide educational sevices and engage in any  lawful act or activity for which corporations may be  organized under  the General Corporation Law of the State of Maryland

FOURTH:  The street address of the principal office of the corporation in Maryland is 1001 Fleet Street, Baltimore, MD 21202

FIFTH: The name of the resident agent of the corporation in Maryland is Robert W. Zentz. whose address is 1001 Fleet Street, Baltimore, MD

SIXTH: The corporation has authority to issue 1,000,000 shares at $.01 par value per share.

SEVENTH: The number of directors of the corporation shall be two which number may be increased or decreased pursuant to the bylaws of the corporation, and so long as there are less than three (3) stockholders, the number of directors may be less than three (3) but not less than the number of stockholders, and the name(s) of the director(s) who shall act until the first meeting or until their successors are duly chosen and qualified is/are Robert W. Zentz and Sean Creamer

IN WITNESS WHEREOF, I have signed these articles and acknowledge the same to be my act.	I hereby consent to my designation in this document as resident agent for this corporation.

SIGNATURE(S) OF INCORPORATOR(S):	SIGNATURE OF RESIDENT AGENT LISTED IN FIFTH:

/s/ Robert W. Zentz	/s/ Robert W. Zentz

Filing party’s return address:
Robert W. Zentz
1001 Fleet Street
Baltimore, MD 21202